Exhibit 99

                                               News Release

Media Line: 410 234-7433

www.constellation.com

Constellation Generation Group

Constellation NewEnergy

Constellation Energy Commodities Group	BGE HOME
Baltimore Gas and Electric Company	Fellon-McCord & Associates
Constellation Energy Projects & Services Group

Media Contacts:                           Robert L. Gould

                                                        Angelique Rewers

                                                        410 234-7433

Investor Contact:                         Kevin Hadlock

                                                        410 783-3647

Constellation Energy Reports Third Quarter 2005 Earnings

Delivers solid results amid a significant increase in commodity prices and extreme weather

Reaffirms 2005 guidance for adjusted earnings of $3.35 to $3.60 per share

                BALTIMORE, Oct. 28, 2005 - Constellation Energy (NYSE: CEG) today reported third quarter 2005 adjusted earnings of $1.16 per share, at the top of management’s guidance range of $1.02 to $1.17 per share. Adjusted earnings exclude the impact of special items and certain economic hedges that do not qualify for hedge accounting. Compared to the third quarter of last year, adjusted earnings per share were four cents lower.  On a GAAP basis, the company’s reported earnings were $1.03 per share in the third quarter of 2005, compared to $1.19 per share during the same quarter last year. Constellation Energy also reaffirmed 2005 guidance for adjusted earnings of $3.35 to $3.60 per share.

                “Constellation Energy delivered strong financial results despite a third quarter in which hot weather in many regions drove strong load demand and Gulf Coast hurricanes fueled a significant rise in commodity prices,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “We once again demonstrated that our strong risk management capabilities enable us to succeed in this type of environment.

                “The past quarter also was marked by the formation of UniStar Nuclear, a joint enterprise with AREVA Inc. that provides the business framework through which the first fleet of advanced nuclear power plants in America in nearly three decades could be developed and deployed,” added Shattuck.

                Also in the third quarter, Constellation Energy reached an agreement to sell its Panama operations. The transaction closed on October 3, 2005, which will result in an eight cent gain in the fourth quarter.

                The following table summarizes both adjusted earnings per share (which excludes the impact of special items and certain economic hedges that do not qualify for hedge accounting) and earnings per share reported in accordance with generally accepted accounting principles (GAAP) for the three and nine months ended Sept. 30, 2005:

	Three Months Ended September 30,
	2005			2004
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.24	$0.24		$0.16	$0.16
Merchant Energy	0.78	0.92	(1)	1.05	1.06	(2)
Other Nonregulated	—	—		(0.05)	(0.02)	(3)
Diluted Earnings Per Share from Continuing Operations	1.02	1.16		1.16	1.20
Income from Discontinued Operations Assuming Dilution	0.01	—		0.03	—
Diluted Earnings Per Share	$1.03	$1.16		$1.19	$1.20

* Unaudited.

Prior period amounts reclassified to conform with current period presentation.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Workforce reduction costs of $0.01 per share and non-qualifying hedges on fuel adjustment clauses and gas transportation contracts of $0.13 per share

(2) Non-qualifying hedges on fuel adjustment clauses of $0.01 per share.

(3) Net loss on sales of investments and other assets of $0.03 per share.

	Nine Months Ended September 30,
	2005			2004
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.76	$0.76		$0.72	$0.72
Merchant Energy	1.57	1.77	(1)	1.90	1.72	(2)
Other Nonregulated	0.01	0.01		(0.06)	(0.04)	(3)
Diluted Earnings Per Share from Continuing Operations	2.34	2.54		2.56	2.40
Income (Loss) from Discontinued Operations Assuming Dilution	0.04	—		(0.20)	—
Diluted Earnings Per Share	$2.38	$2.54		$2.36	$2.40

* Unaudited.

Prior period amounts reclassified to conform with current period presentation.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Workforce reduction costs of $0.01 per share and non-qualifying hedges on fuel adjustment clauses and gas transportation contracts of $0.19 per share.

(2) Synfuel tax credits associated with 2003 production at SC facility of ($0.21) per share and non-qualifying hedges on fuel adjustment clauses of $0.03 per share.

(3) Net loss on sales of investments and other assets of $0.01 per share and impairment of a financial investment of $0.01 per share.

Baltimore Gas & Electric

                BGE delivered a strong performance in the third quarter, earning 24 cents per share. These results were seven cents above the top end of management’s guidance range and eight cents higher than the same period last year. The positive variance was due primarily to hot weather in Central Maryland in the third quarter, which was the third warmest since 1950, when BGE began tracking weather.

Merchant Energy

                Constellation Energy’s merchant energy business recorded adjusted earnings of 92 cents per share. This result was in line with management’s guidance and 14 cents lower than the adjusted EPS of $1.06 per share earned in the third quarter last year.

                As expected in the third quarter, the Company received lower competitive transition charge (CTC) revenue as some commercial customers completed their CTC obligation. Weather-driven demand increased costs for the load serving businesses as customers consumed more fixed-price power. This phenomenon combined with the sharp rise in power prices increased NewEnergy’s costs to serve customers in their expanding retail business.

                “We delivered incremental productivity in the third quarter, driven primarily by our generation group. Year to date, we have realized about $72 million, or 90 percent of our 2005 productivity target of $80 million. As you can see, we are delivering on our promise that 2008 pretax earnings would be $150 to $180 million higher than 2003’s via productivity,” said E. Follin Smith, executive vice president, chief financial officer and chief administrative officer of Constellation Energy. “These gains will create a lower cost structure, which is an annuity for our shareholders in our deregulated environment and which increases the return on investment in Constellation Energy.”

Adjusted Earnings

                Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to its reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS).  Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations, special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations, and impacts of certain economic, non-qualifying hedges.

                For the third quarter, Constellation Energy has for the first time determined to exclude from adjusted earnings two categories of non-qualifying hedges: hedges against the Commodities Group New

England fuel adjustment clauses and hedges on gas transport contracts. The mark-to-market impact of these hedges was significant on reported results, but economically neutral to the company in that offsetting gains on underlying accrual positions will be recognized in the future.

                We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP.  We believe such a measure provides a picture of our results that is comparable among periods since it excludes the impact of items such as workforce reduction costs or gains and losses on the sale of a business, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods.  However, investors should note that these non-GAAP measures involve judgments by management (in particular, judgments as to what is classified as a special item or an economic, non-qualifying hedge to be excluded from adjusted earnings).  These non-GAAP measures are also used to evaluate management’s performance and for compensation purposes.

                Constellation Energy also provides its earnings guidance in terms of adjusted EPS.  Constellation Energy is unable to reconcile its 2005 adjusted EPS to GAAP earnings per share because we do not predict the future impact of special items and economic, non-qualifying hedges due to the difficulty of doing so.  The impact of special items and economic, non-qualifying hedges could be material to our operating results computed in accordance with GAAP.

SEC Filings

                The company plans to file its Form 10-Q for the three months ended Sept. 30, 2005 on or about Nov. 8, 2005.

Forward-Looking Statements

                We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934.  These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project.  For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our Form 10-K under the forward-looking statements section.

Conference Call Oct. 28, 2005

                Constellation Energy will host a conference call at 8:30 a.m. EDT on Oct. 28, 2005, to review its third quarter 2005 financial results. To participate, analysts, investors, media and the public in the U.S. may dial (888) 455-2894 shortly before 8:30 a.m. The international phone number is (773) 681-5899. The conference password is ENERGY. A replay will be available approximately one hour after the end of the call. The replay number is (800) 925-4871 (U.S.) or (402) 220-4325 (international). A live audio webcast of the conference call, as well as presentation slides, will be available on the Investor Relations page of the company Web site, www.constellation.com. The reference to our Web site is an active textual reference and the contents of our Web site are not part of this press release.

                Constellation Energy (http://www.constellation.com), a FORTUNE 200 company based in Baltimore, is the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Constellation Energy also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns a diversified fleet of more than 100 generating units located throughout the United States, totaling approximately 12,000 megawatts of generating capacity. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. In 2004, the combined revenues of the integrated energy company totaled $12.5 billion.

Addendum — Economic, Non-qualifying Hedges and Special Items Recognized in Third Quarter 2005

Economic, Non-qualifying Hedges — after-tax loss of $(22.8) million, or $(0.13) per share

In the third quarter of 2005, we recognized a $(22.8) million after-tax loss related to certain non-qualifying hedges, which are economic hedges that do not meet the criteria for hedge accounting under Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and thus are required to be marked-to-market. These non-qualifying hedges relate to New England load contracts fuel adjustment clauses (FACs) and gas transport contracts. This mark-to-market loss is expected to be offset as we realize the related accrual load-serving and gas transport contracts in future periods.

Workforce Reduction Costs — after-tax charge of $(2.3) million, or $(0.01) per share

In the fourth quarter of 2004, we announced our plans to restructure the work forces of the Nine Mile Point and Calvert Cliffs nuclear generating stations effective in 2005. As a result of the restructuring, in the third quarter of 2005 we were required to record a settlement charge for one of our qualified pension plans under SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. This charge reflects recognition of the portion of deferred actuarial gains and losses associated with employees who were terminated as part of the restructuring or retired in 2005 and who elected to receive their pension benefit in the form of a lump-sum payment. In accordance with SFAS No. 88, a settlement charge must be recognized at the point in time when lump-sum payments exceed annual pension plan service and interest cost, which occurred in the third quarter.  We expect to incur a small incremental SFAS No. 88 settlement charge in the fourth quarter of 2005 as additional lump-sum payments are made.

Income from Discontinued Operations — after-tax gain of $1.4 million, or $0.01 per share

                In September 2005, we reached an agreement to sell Constellation Power International Investments, Ltd., which includes a controlling financial interest in a Panamanian electric distribution facility. As of Sept. 30, 2005, we classified these investments, reflected in other non-regulated, as held for sale and reclassified their financial results to discontinued operations. The transaction was closed on Oct. 3, 2005. During the fourth quarter of 2005, we will recognize a pre-tax gain of approximately $15 million, or 8 cents per share, in discontinued operations from the sale of these non-core international investments. The gain will be classified as a special item.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$4,183.4	$2,702.2	$9,771.0	$7,018.0
Regulated electric revenues	626.8	582.0	1,583.4	1,543.6
Regulated gas revenues	112.2	74.6	618.5	504.0
Total revenues	4,922.4	3,358.8	11,972.9	9,065.6
Expenses
Fuel and purchased energy expenses	3,953.2	2,317.3	9,218.0	6,372.7
Operating expenses	415.4	445.3	1,339.3	1,296.6
Workforce reduction costs	3.9	—	3.9	—
Depreciation and amortization	143.3	132.5	407.4	376.1
Accretion of asset retirement obligations	15.8	14.5	46.2	38.1
Taxes other than income taxes	73.8	67.0	209.4	192.5
Total expenses	4,605.4	2,976.6	11,224.2	8,276.0
Income from Operations	317.0	382.2	748.7	789.6
Other Income (Expense)	16.1	(0.6)	43.0	15.1
Fixed Charges
Interest expense	75.7	79.9	230.2	246.4
Interest capitalized and allowance for borrowed funds used during construction	(2.1)	(2.2)	(7.6)	(8.0)
BGE preference stock dividends	3.3	3.3	9.9	9.9
Total fixed charges	76.9	81.0	232.5	248.3
Income from Continuing Operations Before Income Taxes	256.2	300.6	559.2	556.4
Income Tax Expense	72.1	95.8	138.7	115.8
Income from Continuing Operations	184.1	204.8	420.5	440.6
Income (Loss) from discontinued operations, net of income taxes of $4.1, $5.7, $12.0, and ($11.4), respectively	1.4	5.6	7.4	(35.8)
Net Income	$185.5	$210.4	$427.9	$404.8
Earnings Applicable to Common Stock	$185.5	$210.4	$427.9	$404.8
Average Shares of Common Stock Outstanding - Basic	178.1	175.5	177.5	170.7
Average Shares of Common Stock Outstanding - Diluted	180.5	176.4	179.6	171.8
Earnings Per Common Share from Continuing Operations -Basic	$1.03	$1.17	$2.37	$2.58
Income (Loss) from discontinued operations - Basic	0.01	0.03	0.04	(0.21)
Earnings Per Common Share - Basic	$1.04	$1.20	$2.41	$2.37
Earnings Per Common Share from Continuing Operations - Diluted	$1.02	$1.16	$2.34	$2.56
Income (Loss) from discontinued operations - Diluted	0.01	0.03	0.04	(0.20)
Earnings Per Common Share - Diluted	$1.03	$1.19	$2.38	$2.36

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2005	2004
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,135.0	$706.3
Accounts receivable (net of allowance for uncollectibles of $38.1 and $43.1, respectively)	2,819.1	1,979.3
Mark-to-market energy assets	1,845.8	567.3
Risk management assets	1,963.2	471.5
Fuel stocks	361.3	298.3
Materials and supplies	200.8	203.8
Assets held for sale	326.8	—
Other	487.5	262.9
Total current assets	9,139.5	4,489.4
Investments And Other Assets
Nuclear decommissioning trust funds	1,091.4	1,033.7
Mark-to-market energy assets	1,003.0	359.8
Risk management assets	661.5	306.2
Investments in qualifying facilities and power projects	308.1	318.4
Regulatory assets (net)	148.8	195.4
Goodwill	147.1	144.8
Other	511.1	412.8
Total investments and other assets	3,871.0	2,771.1
Property, Plant And Equipment
Nonregulated property, plant and equipment	8,453.9	8,638.4
Regulated property, plant and equipment	5,502.4	5,412.7
Nuclear fuel (net of amortization)	250.2	264.3
Accumulated depreciation	(4,288.8)	(4,228.8)
Net property, plant and equipment	9,917.7	10,086.6
Total Assets	$22,928.2	$17,347.1
LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$200.8	$480.4
Accounts payable and accrued liabilities	2,033.0	1,424.9
Customer deposits and collateral	791.0	223.8
Mark-to-market energy liabilities	1,801.5	559.7
Risk management liabilities	643.7	304.3
Liabilities held for sale	274.6	—
Deferred income taxes	602.4	95.0
Accrued expenses and other	642.2	574.3
Total current liabilities	6,989.2	3,662.4
Deferred Credits And Other Liabilities
Deferred income taxes	1,093.3	1,303.3
Asset retirement obligations	876.4	825.0
Mark-to-market energy liabilities	932.5	315.0
Risk management liabilities	1,563.7	472.2
Postretirement and postemployment benefits	381.0	375.3
Net pension liability	265.5	269.7
Deferred investment tax credits	65.8	71.2
Other	292.9	232.0
Total deferred credits and other liabilities	5,471.1	3,863.7
Long-Term Debt
Long-term debt of nonregulated businesses	3,406.1	3,800.5
Long-term debt of BGE	1,222.4	1,245.9
6.20% deferrable interest subordinated debentures due October 15, 2043 to BGE wholly owned BGE Capital Trust II relating to trust preferred securities	257.7	257.7
Unamortized discount and premium	(8.5)	(10.5)
Current portion of long-term debt	(200.8)	(480.4)
Total long-term debt	4,676.9	4,813.2
Minority Interests	22.7	90.9
BGE Preference Stock Not Subject To Mandatory Redemption	190.0	190.0
Common Shareholders’ Equity
Common stock	2,597.0	2,502.5
Retained earnings	2,674.9	2,425.9
Accumulated other comprehensive income (loss)	306.4	(201.5)
Total common shareholders’ equity	5,578.3	4,726.9
Total Liabilities And Equity	$22,928.2	$17,347.1

Constellation Energy Group and Subsidiaries

Merchant Energy Operating Statistics (Unaudited)

	Nine Months Ended September 30,
				Hydro &
	Nuclear	Coal	Oil	Gas	Other	Total
Generation by Fuel Type (%)
2005	51.5	30.7	1.3	14.9	1.6	100.0
2004	49.9	33.3	2.0	12.7	2.1	100.0
Thousands of MWH
2005	23,036	13,734	593	6,686	721	44,770
2004	20,664	13,798	817	5,262	867	41,408

Utility Operating Statistics (Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2005	2004	2005	2004
ELECTRIC
Revenues (In Millions)
Residential	—with househeating	$108.4	$97.3	$311.8	$310.7
	—other	231.5	203.0	520.6	490.6
	—total	339.9	300.3	832.4	801.3
Commercial	—excluding delivery service	206.5	221.8	560.1	556.9
	—delivery service	35.4	19.8	83.4	52.8
Industrial	—excluding delivery service	14.7	19.3	40.9	80.1
	—delivery service	8.9	6.7	21.4	15.2
System Sales		605.4	567.9	1,538.2	1,506.3
Other		21.4	14.1	45.2	37.3
Total		$626.8	$582.0	$1,583.4	$1,543.6
Sales (In Thousands) - MWH
Residential	—with househeating	1,323	1,183	4,184	4,255
	—other	2,699	2,385	6,358	6,096
	—total	4,022	3,568	10,542	10,351
Commercial	—excluding delivery service	1,920	2,479	5,983	7,429
	—delivery service	2,611	1,713	6,109	4,037
Industrial	—excluding delivery service	145	222	465	1,269
	—delivery service	867	854	2,370	1,904
Total System Sales		9,565	8,836	25,469	24,990
GAS
Revenues (In Millions)
Residential	—excluding delivery service	$51.3	$48.6	$344.5	$332.9
	—delivery service	3.1	0.8	16.6	10.0
	—total	54.4	49.4	361.1	342.9
Commercial	—excluding delivery service	17.2	14.3	108.8	98.2
	—delivery service	5.2	3.7	22.2	19.7
Industrial	—excluding delivery service	1.1	1.1	6.5	7.0
	—delivery service	3.2	1.6	8.7	5.6
System Sales		81.1	70.1	507.3	473.4
Off-System Sales		33.6	4.0	114.1	28.6
Other		1.2	1.2	5.5	5.4
Total		$115.9	$75.3	$626.9	$507.4
Sales (In Thousands) - DTH
Residential	—excluding delivery service	2,488	2,633	27,054	27,741
	—delivery service	318	362	3,821	4,398
	—total	2,806	2,995	30,875	32,139
Commercial	—excluding delivery service	1,170	1,056	9,989	9,644
	—delivery service	5,030	5,759	22,201	24,375
Industrial	—excluding delivery service	80	77	632	635
	—delivery service	4,899	3,090	13,927	10,903
System Sales		13,985	12,977	77,624	77,696
Off-System Sales		3,623	594	14,501	4,005
Total		17,608	13,571	92,125	81,701

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating/Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days	— Actual	39	49	3,129	3,111
	— Normal	87	87	3,054	3,078
Cooling Degree Days	— Actual	686	538	896	831
	— Normal	581	581	822	818

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Nine Months Ended September 30,

	2005	2004
Ratio of Earnings to Fixed Charges	3.12	3.05
Effective Tax Rate	24.4%	20.4%
Equity Investment In Nonregulated Businesses — End of Period	$3,902.8	$3,377.8
Equity Investment In Regulated Business — End of Period	$1,675.5	$1,442.5
Common Stock Data

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004
Common Stock Dividends - Per Share
—Declared	$0.335	$0.285	$1.005	$0.855
—Paid	$0.335	$0.285	$0.955	$0.830
Market Value Per Share
—High	$62.09	$41.18	$62.09	$41.47
—Low	$56.50	$36.76	$43.01	$35.89
—Close	$61.60	$39.84	$61.60	$39.84

Shares Outstanding—End of Period (In Millions)	178.4	175.7	178.4	175.7

Book Value per Share—End of Period	$31.27	$27.43	$31.27	$27.43

Prior-period statistics have been adjusted for discontinued operations.